Exhibit 99.1

Oceaneering Appoints Earl Childress
to Succeed Steve Barrett as Senior Vice President, Business Development
HOUSTON, January 22, 2020 -- Oceaneering International, Inc. (“Oceaneering”) (NYSE:OII) announced the appointment of Earl Childress to succeed Steve Barrett as Senior Vice President, Business Development, effective upon Mr. Childress’ commencement of employment with Oceaneering, which is expected on or about March 2, 2020. Oceaneering intends that Mr. Childress will have worldwide business development responsibility for Oceaneering’s energy-related segments.
Mr. Childress has been an employee of Teledyne Technologies Incorporated since 2002, serving in roles of increasing responsibility. His most recent positions were Group Vice President/General Manager of Teledyne Seismic and Teledyne RD Instruments, a role held since July 2016, and Group Executive Vice President of Sales and Marketing for Marine Instrumentation, a role held since May 2015. Prior to his employment with Teledyne, Mr. Childress’ work experience included sales and management positions with several oceanographic instrumentation manufacturers.
Mr. Barrett, who joined Oceaneering in 2015, recently notified Oceaneering of his plan to retire from Oceaneering. He has agreed to continue to serve Oceaneering as Senior Vice President, Asset Integrity until a permanent appointment is made to lead that business.
Roderick A. Larson, Oceaneering’s President and Chief Executive Officer, stated:  “I am very pleased to announce Earl’s appointment. Earl is a proven senior executive who has a track record of aligning financial objectives with business strategy. In addition, his previous experience in oil and gas instrumentation and familiarity with our customer base make him ideally suited to assume business development responsibilities for our diverse portfolio of energy businesses. I would also like to thank Steve for his leadership since coming to Oceaneering in 2015, and agreeing to continue leading our Asset Integrity segment while we search for a new leader for that business.”
In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Oceaneering International, Inc. cautions that statements in this press release which are forward-looking involve risks, contingencies and uncertainties. The forward-looking statements in this press release concern expectations regarding Mr. Childress’ commencement date of employment and scope of responsibility, as well as Mr. Barrett's continued service. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on current information and expectations of Oceaneering, but are subject to risks, contingencies and uncertainties including, among others, actions of the individual parties referred to in this press release. You should not place undue reliance on forward-looking statements. Except to the extent required by applicable law, Oceaneering undertakes no obligation to update or revise any forward-looking statement.
Oceaneering is a global provider of engineered services and products, primarily to the offshore energy industry. Through the use of its applied technology expertise, Oceaneering also serves the defense, entertainment and aerospace industries.

Exhibit 99.1

For more information on Oceaneering, please visit www.oceaneering.com.
Contact:
Mark Peterson
Vice President, Corporate Development and Investor Relations
Oceaneering International, Inc.
713-329-4507
investorrelations@oceaneering.com